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                              XENOGEN CORPORATION
                              860 Atlantic Avenue
                           Alameda, California 94601

                                 April 9, 2001


VIA EDGAR AND FACSIMILE
-----------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     Re:  Xenogen Corporation
          Registration Statement on Form 8-A (Registration No. 000-32239) filed on January 19, 2001/
          Registration Statement on Form S-1 (Registration No. 333-47030)

Ladies and Gentlemen:

     Xenogen Corporation (the "Registrant") hereby requests the withdrawal of its above-referenced Registration Statement on Form 8-A filed on January 19, 2001 for the purpose of registering the Common Stock of the Registrant under
Section 12(g) of the Securities Exchange Act of 1934, as amended.

                              Very truly yours,


                              XENOGEN CORPORATION


                              By:  /s/ Pamela R. Contag
                                  --------------------------------------------
                                  Pamela R. Contag, Ph.D.
                                  Co-Chief Executive Officer and President


cc:  The Nasdaq National Stock Market, Inc.


     K.A. Dempsey